Exhibit 5.1

April 30, 2024

Data I/O Corporation 6464 185th Avenue N.E., Suite 100 Redmond, WA 98052

            Re:      Registration Statement on Form S-8

Ladies and Gentlemen:

            We have acted as counsel to Data I/O Corporation, a Washington corporation (the “Company”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, relating to the sale by the Company from time to time of up to 1,700,000 shares of common stock of the Company (the “Shares”), reserved for issuance under the Data I/O Corporation 2000 Stock Compensation Incentive Plan, as amended (the "2000 Plan"), and the Company for issuance under the Data I/O Corporation 2023 Omnibus Incentive Plan (the “2023 Plan”, together with the 2000 Plan, the “Plans”).

            We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of the opinions set forth below.

            In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies.  We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties.  As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

            Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the Plans, will be validly issued, fully paid and nonassessable.

            Our opinions expressed above are limited to the laws of the State of Washington.

            We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Dorsey & Whitney LLP

KRA/CLD

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